For Further Information Contact:
Les Morris, Simon Property Group
371.263.7711
lmorris@simon.com

DILLARD’S COMING TO PIER PARK

PANAMA CITY BEACH, FL (February 8, 2007) - Simon Property Group, Inc. (NYSE:SPG), the country’s largest owner, developer and manager of high quality retail real estate, announced today that Dillard’s (NYSE:DDS) will build a new 125,000 square foot store and become an anchor at its Pier Park development in Panama City Beach, FL.

The new Dillard’s will feature a broad selection of merchandise offering the latest in fashion for the family and home. Dillard’s at Pier Park will reflect the company’s renewed focus on an upscale approach to the marketplace both in store design and merchandise selection.

“Dillard’s is tremendously pleased to join the Pier Park project,” said Dillard’s chief executive officer William Dillard, II. “This premier venue will provide us a beautiful setting in which to present Panama City Beach residents and visitors with an exciting assortment of upscale and contemporary fashions. Panama City Beach is ready for Pier Park and Dillard’s is ready to join in the excitement.”

“The arrival of Dillard’s demonstrates that Pier Park will be Panama City Beach’s premier retail destination,” said Richard S. Sokolov, president and chief operating officer of Simon Property Group.

Pier Park is a 900,000 square foot retail and entertainment complex located on 93 acres that covers land from Front Beach Road (at the City Pier) to the heavily-traveled Highway 98 (Back Beach Road). Target, open at Pier Park since October 2006, has already kicked off Phase I of the project.

Other exciting retailers and restaurant concepts previously announced as coming to Pier Park include Old Navy, Ron Jon Surf Shop, Back Porch Seafood House, Panera Bread, Reggae J’s Island Grill, and Starbucks. Entertainment options at Pier Park include Southern Theatres’16-screen, 3,300-seat movie theater which will open in May 2007.

- more -

Dillard’s - Pier Park/Add one

Simon Property Group, Inc., an S&P 500 company headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet Centers® and community/lifestyle centers. The Company's current total market capitalization is approximately $52 billion. Through its subsidiary partnership, it currently owns or has an interest in 286 properties in the United States containing an aggregate of 201 million square feet of gross leasable area in 38 states plus Puerto Rico. Simon also owns interests in 53 European shopping centers in France, Italy, and Poland; 5 Premium Outlet Centers in Japan; and one Premium Outlet Center in Mexico. Additional Simon Property Group information is available at www.simon.com. Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s 330 stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names. For more information, please visit the Company Web site at www.dillards.com.

###